Exhibit 99.1

Rene Lavandera and Bernardo Maurovich Join Fuego Entertainment’s Board of Directors

MIAMI, FL October 10 -- Fuego Entertainment, Inc. (OTCBB: FUGO) today announced that Rene Lavandera and Bernardo Maurovich have been added to the company’s board of directors.

“Mr. Lavandera and Mr. Maurovich are successful entrepreneurs in Latin media and entertainment. Their experience and knowledge will help guide our company and meet its growth strategy,” said Hugo Cancio, CEO and Chairman of Fuego Entertainment.

“Fuego Entertainment is on the cusp of becoming a force in the entertainment industry. I’m thrilled and look forward to being a member of its board,” stated Rene Lavandera.

Rene Lavandera is an internationally renowned actor; his stage name is Rene Lavan. He has produced a Broadway show and has also been involved in the production of various forms of filmed media, including television shows and feature films. He is a graduate from the prestigious New World School of the Arts in Miami, Florida.

“Fuego is the perfect platform to reach millions of Latinos and everyone else looking for entertainment content with a Latino twist. I’m looking forward to serving as a member of the board and to the many opportunities and challenges that lie ahead for Fuego Entertainment,” stated Bernardo Maurovich.

Bernardo Maurovich has produced TV projects that have been seen by millions worldwide. His work focused on soap operas, television series and music videos and he has worked in many aspects of production. He’s a co-founder of FV Productions, a Florida-based production company that is considered to be the largest Spanish language producer of soap operas in the United States.

Fuego Entertainment, Inc. is engaged in the production, acquisition, marketing, sales, and distribution of entertainment products. For more information, please visit Fuego Entertainment at http://www.fuegoentertainment.net.

This press release contains statements, which may constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995.Those statements include statements regarding the intent, belief or current expectations of Fuego Entertainment, Inc., members of their management, and assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

Contact: Fuego Entertainment, Inc., Dan York, Investor Relations, 214 675-2531, ir@fuegoentertainment.net